Exhibit 10.1

FIRST AMENDMENT TO
THE MARATHON PETROLEUM CORPORATION
AMENDED AND RESTATED 2011 INCENTIVE COMPENSATION PLAN

WHEREAS, the Board of Directors (“Board”) of the Marathon Petroleum Corporation (“Corporation”) has adopted the Marathon Petroleum Corporation amended and restated 2011 Incentive Compensation Plan (“2011 Plan”) for the benefit of 2011 Plan participants and to retain employees and directors with a high degree of training, experience and ability; to attract new employees and directors whose services are considered particularly valuable; to encourage the sense of proprietorship of such persons; and to promote the active interest of such persons in the development and financial success of the Corporation; and

WHEREAS, the Board adopted the Marathon Petroleum Corporation 2012 Incentive Compensation Plan, effective as of April 25, 2012 (“2012 Plan”); and

WHEREAS, the Board determined that there shall be no new equity grants issued under the 2011 Plan after April 25, 2012 and that all future equity grants are to be issued under the 2012 Plan; and

WHEREAS, on April 29, 2015 the Board approved a two-for-one stock split of the Corporation’s common stock to be effected as a 100% stock dividend and directed that the stock dividend be distributed on June 10, 2015; and

WHEREAS, on April 29, 2015, the Board directed that the 2011 Plan be amended effective as of June 10, 2015 to reflect the effect of the stock dividend of one additional share of the Corporation’s common stock for every one share of common stock issued; and

WHEREAS, paragraph 12 of the 2011 Plan permits the Board to amend the 2011 Plan from time to time, subject only to certain limitations specified therein, none of which are applicable to this amendment; and

WHEREAS, this amendment will not require shareholder approval because it does not represent a material revision to the 2011 Plan; and

WHEREAS, the Board authorized any officer of the Corporation to adopt such amendment on behalf of the Board.

NOW, THEREFORE, the following amendment is hereby made part of the 2011 Plan, effective as of June 10, 2015:

FIRST AND ONLY CHANGE

The introductory paragraph in paragraph 4 of the 2011 Plan is hereby deleted in its entirety and replaced with the following new paragraph to increase the aggregate number of shares of common stock issuable thereunder:

Common Stock Available for Awards. Subject to the provisions of paragraph 14 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 50 million shares of Common Stock. No more than 20 million shares of Common Stock may be the subject of Awards that are not Options or Stock Appreciation Rights. In the sole discretion of the Committee, 20 million shares of Common Stock may be granted as Incentive Stock Options.

IN WITNESS WHEREOF, the Corporation has executed this First Amendment to the Marathon Petroleum Corporation 2011 Incentive Compensation Plan.

MARATHON PETROLEUM CORPORATION

By:	/s/ Rodney P. Nichols
Name:	Rodney P. Nichols
Title:	Senior Vice President Human Resources and Administrative Services
Date:	June 8, 2015